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Press Release
For Immediate Release

Contact:
Brent Smith
SVP, Corporate Development
(813)659-8626

Sunshine Bancorp, Inc. Reports Second Quarter 2016 Financial Results
Plant City, FL – July 27, 2016 –
Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial results for the second quarter 2016.

Net income for the three months ended June 30, 2016 was $73,000 compared to net income of $154,000 for the three months ended March 31, 2016 and compared to a net loss of $151,000 for the three months ended June 30, 2015.  Net income for the six months ended June 30, 2016 was $227,000 compared to a net loss of $504,000 during the six months ended June 30, 2015.

Total assets were $514.7 million at June 30, 2016 compared to $523.1 million at March 31, 2016 and $507.3 million at December 31, 2015.  The decline in assets was due primarily to a reduction in cash and cash equivalents.  Deposits at June 30, 2016 were $395.3 million compared to $415.2 million at March 31, 2016 and $399.1 million at December 31, 2015.  The decrease in deposit balances was a strategic decision to allow non-relationship deposits to leave the Bank.  The Bank continued to experience strong organic loan growth during the second quarter 2016.  The loan portfolio as of June 30, 2016 totaled $371.5 million compared to $337.8 million at March 31, 2016 and $326.3 million at December 31, 2015. Loan growth for the second quarter 2016 was $33.7 million, or 40.0% annualized.

The Bank continues to focus on relationship lending. Competitive pressures continue to erode the pricing and structures of loans within the marketplace.  The Company has not loosened credit standards and is committed to a balanced approach in diversifying the loan portfolio.  Sunshine recognizes the industry and regulatory concerns with commercial real estate exposures and continues to manage growth in light of these discussions.

The Bank’s credit metrics remain strong.  The Bank’s non-performing assets as of June 30, 2016 were $1.3 million compared to $985,000 as of March 31, 2016.  The increase in non-performing assets was attributable to one credit that had been previously identified and was being monitored by the Company.  The Bank’s non-performing assets to total asset ratio as of June 30, 2016 was 0.26% compared to 0.15% as of December 31, 2015. In addition, the allowance for loan losses was 224.1% of non-performing loans at June 30, 2016.  The Bank recorded a $350,000 provision during the second quarter 2016 in light of the recent loan growth however the credit portfolio continues to perform as expected.

Non-interest income for the three months ended June 30, 2016 was $1.1 million compared to $327,000 for the three months ended June 30, 2015.  The Bank executed a sale leaseback on its Brandon branch office resulting in a gain of $563,000.  The sale leaseback strategy will enable the Bank to build a new more cost-effective branch and monetize the value of the site rather than invest in rehabilitating the existing building that has more square footage than what is needed in the current environment.  Management continues to evaluate opportunities to maximize efficiencies throughout all areas of the Company.

Non-interest expense was $4.6 million for the three months ended June 30, 2016 compared to $4.5 million for the three months ended March 31, 2016 and $3.5 million for the three months ended June 30, 2015. The Company recognized $95,000 of expense in the second quarter 2016 attributable to the pending merger with Florida Bank of Commerce (“FBC”).

Andrew Samuel, President and CEO, commented, “We were excited to announce during the second quarter our pending merger with Florida Bank of Commerce.  As a combined organization we will have meaningful scale as a community bank in two of the top four metro markets in the state of Florida.  In addition, the Company continued to improve on cost savings and profitability initiatives.  Our current focus is strictly on integrating the merger and maximizing profitability for our shareholders.”

Net interest income for the second quarter 2016 increased to $3.9 million and $7.9 million year to date as compared to $1.7 million for the second quarter of 2015 and $3.4 million for the six months ended June 30, 2015.  For the six months ended June 30, 2016 the Company has experienced a 134.0% increase in net interest income over the same period in 2015.  During the second quarter 2016, much of the loan volume was closed during the month of June.  In turn, the Company did not fully realize the full earnings benefit from these assets.

Stockholders’ equity increased $848,000 to $72.2 million at June 30, 2016 compared to $71.4 million at December 31, 2015.  The Bank exceeds the well-capitalized levels with a June 30, 2016 leverage ratio of 12.1% compared to 11.3% at March 31, 2016 and 9.8% at December 31, 2015.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company and FBC will be filing documents with the SEC, including the filing by the Company of a registration statement on Form S-4, and the Company and FBC intend to mail a joint proxy statement regarding the proposed transaction to their respective shareholders that will also constitute a prospectus of the Company. After the registration statement is declared effective, the Company and FBC plan to mail to their respective shareholders the definitive joint proxy statement/prospectus and may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which the Company or FBC may file with the SEC. Investors and security holders of the Company and FBC are urged to read the registration statement, the joint proxy statement/prospectus and any other relevant documents, as well as any amendments or supplements to these documents, carefully and in their entirety when they become available because they will contain important information. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by the Company and FBC through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company or FBC.

Participants in the Merger Solicitation

The Company, FBC and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction and related matters. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained the Company’s definitive proxy statement filed with the SEC on March 24, 2016. Additional information is available in the registration statement on Form S-4 and the joint proxy statement/prospectus which is available on the SEC website at www.sec.gov.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and eleven additional offices in Hillsborough, Polk, Manatee, Orange, and Pasco Counties, Florida. The Company provides community bank financial services to individuals, families, and business customers. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the company’s website at www.mysunshinebank.com

	Quarter Ended *

	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015

Operating Highlights
Net Income	$73	$154	$(1,776)	$35	$(151)
Net interest income	3,873	4,014	3,938	3,786	1,733
Provision for loan losses	350	-	-	-	-
Non-Interest Income	1,149	667	471	425	327
Non-Interest Expense	4,563	4,478	6,863	4,141	3,538

Financial Condition Data:
Total Assets	$514,729	$523,067	$507,265	$442,085	$476,989
Loans, Net	371,538	337,784	326,266	320,356	307,002
Deposits:
Noninterest-bearing demand accounts	92,342	101,490	89,114	68,297	71,539
Interest-bearing demand and savings accounts	199,121	207,410	198,977	184,958	168,859
Time deposits	103,852	106,300	111,020	100,724	108,899

Total Deposits	395,315	415,200	399,111	353,979	349,297

Selected Ratios
Net interest margin	3.53%	3.64%	3.78%	3.72%	2.78%
Annualized return on average assets	0.2%	0.1%	(1.5%)	0.0%	(0.3%)
Annualized return on average equity	1.3%	0.9%	(11.2%)	0.1%	(1.0%)

Capital Ratios **
Total Capital Ratio	15.4%	15.6%	13.1%	14.3%	15.1%
Tier 1 capital ratio	14.7%	14.9%	12.4%	13.8%	14.5%
Common equity tier 1 capital ratio	14.7%	14.9%	12.4%	13.8%	14.5%
Leverage ratio	12.1%	11.3%	9.8%	10.6%	20.1%

Asset Quality Ratios
Non-performing assets	$1,324	$985	$783	$1,055	$1,666
Non-performing assets to total assets	0.26%	0.19%	0.15%	0.24%	0.35%
Non-performing loans to total loans	0.35%	0.28%	0.24%	0.32%	0.53%
Allowance for loan losses(AFLL)	$2,895	$2,532	$2,511	$1,947	$1,883
AFLL to total loans	0.77%	0.74%	0.76%	0.60%	0.61%
AFLL to non-performing loans	224.1%	265.7%	334.4%	190.3%	115.2%

* Unaudited, Dollars in thousands
** Capital Ratios for Sunshine Bank only

Sunshine Bancorp, Inc.
Consolidated Balance Sheet
(Dollars in thousands, except per share information)

	As of June 30,	As of December 31,
	2016	2015

	(Unaudited)
Assets
Cash and due from banks	$11,625	$13,220
Interest-earning deposits in financial institutions	10,150	16,523
Federal funds sold	1,700	29,601

Cash and cash equivalents	23,475	59,344
Time deposits with banks	3,675	4,410
Securities held to maturity	-	-
Securities available for sale	66,285	65,944
Loans held for sale	551	790
Loans, net of allowance for loan losses of $2,895 and $2,511	371,538	326,266
Premises and equipment, net	17,065	17,612
Federal Home Loan Bank stock, at cost	1,731	1,597
Cash surrender value of bank-owned life insurance	12,284	12,122
Deferred income tax asset	6,240	6,426
Goodwill and other intangibles	10,042	10,101
Accrued interest receivable	1,109	1,048
Other real estate owned	52	32
Other assets	682	1,573

Total assets	$514,729	$507,265

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand accounts	$92,342	$89,114
Interest-bearing demand and savings accounts	199,121	198,977
Time deposits	103,852	111,020

Total deposits	395,315	399,111
Short-term borrowings	31,583	28,927
Long-term borrowings	11,000	-
Other liabilities	4,589	7,833

Total liabilities	442,487	435,871

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 authorized; none outstanding	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized; issued and outstanding of 5,261,171 at June 30, 2016 and 5,259,321 at December 31, 2015	53	53
Additional paid in capital	53,188	52,763
Retained income	22,073	21,846
Unearned employee stock ownership plan (“ESOP”) shares	(3,160)	(3,160)
Accumulated other comprehensive income	88	(108)

Total stockholders’ equity	72,242	71,394
Total liabilities and stockholders’ equity	$514,729	$507,265

Sunshine Bancorp, Inc.
Consolidated Statement of Operations
(Unaudited), (in thousands, except per share information)

	Three months Ended		Six months Ended
	June 30,		June 30,

	2016	2015	2016	2015

Interest income:
Loans	$4,041	$1,531	$8,096	$3,070
Securities	241	161	462	384
Other	43	41	121	76

Total interest income	4,325	1,733	8,679	3,530
Interest Expense:
Deposits	304	70	619	137
Borrowed funds	148	1	173	1

Total interest expense	452	71	792	138

Net interest income	3,873	1,662	7,887	3,392
Provision for loan losses	350	-	350	-

Net interest income after provision for loan losses	3,523	1,662	7,537	3,392

Noninterest income:
Fees and service charges on deposit accounts	312	136	638	264
Gain on sale of other real estate owned	-	20	-	20
Mortgage Broker Fees	22	26	69	51
Gain on sale of securities	105	53	131	195
Income from bank-owned life insurance	97	58	192	141
Other	613	34	786	65

Total noninterest income	1,149	327	1,816	736
Noninterest expenses:
Salaries and employee benefits	2,442	1,609	5,018	3,146
Occupancy and equipment	586	257	1,162	556
Data and item processing services	396	169	737	314
Professional fees	248	157	419	281
Advertising and promotion	22	38	67	76
Stationery and supplies	55	44	101	69
FDIC Deposit insurance	100	39	202	95
Merger related	95	863	95	1,121
Other	619	362	1,240	638

Total noninterest expenses	4,563	3,538	9,041	6,296
Income (Loss) before income taxes	109	(1,549)	312	(2,168)
Income tax (benefit) expense	36	(1,398)	85	(1,664)

Net income (loss)	$73	$(151)	$227	$(504)

Basic earnings (loss) per share	$0.01	$(0.04)	$0.05	$(0.13)

Diluted earnings (loss) per share	$0.01	$(0.04)	$0.05	$(0.13)